Exhibit 99.1





July 11, 2001



Pep Boys Completes New $90 Million Financing
Plans to Retire LYONs with Cash


The Pep Boys - Manny, Moe & Jack (NYSE: "PBY") announced that it has received $90,000,000 from GMAC Business Credit Equipment Finance Division in a new Senior Secured Credit Facility.

The Facility, which will be secured by certain store equipment and real estate,
is structured as two    $45,000,000 term loans with one repaid over two years
and the other repaid over five years. Currently, the two year Facility has an interest rate of 7.45% and the five year Facility has an interest rate of 7.75% (based upon the London Interbank Offered Rates (LIBOR) plus 3.65% and 3.95%, respectfully.)

The Company plans to repurchase, with cash, any of the zero coupon convertible Liquid Yield Option Notes (LYONs) that are put back to the Company on the September 20, 2001 put date.

The Company will release earnings, for it's second quarter ended August 4th, on August 16, 2001.

Pep Boys is the nation's leading full-service automotive aftermarket chain with 629 stores and more than 6,500 service bays in 36 states and Puerto Rico.




Note: Certain statements made herein, including those discussing management's expectations for future periods, are forward-looking and involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies and retail and commercial consumers' ability to spend, the health of the various sectors of the market that the Company serves, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, location and number of competitors' stores and product and labor costs. Further factors that might cause such a difference include, but are not limited to, the factors described in the Company's filings with the
 Securities and Exchange Commission.






Contact: George Babich, Executive Vice President & CFO
3111 West Allegheny Avenue, Philadelphia, PA  19132
Phone:  215-430-9720    Fax:  215-430-4661
E-mail address: investorrelations@pepboys.com
Internet:http://www.pepboys.com